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                                                                   EXHIBIT 10.05

                             INCENTIVE STOCK OPTION


___________, Optionee:

         Eloquent, Inc. (the "Company"), pursuant to its 1997 Equity Incentive Plan (the "Plan"), has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         The details of your option are as follows:

         1. The total number of shares of Common Stock subject to this option is ___________. Subject to the limitations contained herein, twenty percent (20%) of the shares will vest (become exercisable) on ___________ and one sixtieth (1/60) of the shares will then vest on the same day of each month thereafter until either (i) you cease to provide services to the Company for any reason, or
(ii) this option becomes fully vested.

         2. (a) The exercise price of this option is $0.39 per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

            (b) Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                (i) Payment of the exercise price per share in cash (including check) at the time of exercise; or

                (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.

         3. (a) Subject to the provisions of this option you may elect at any time during your employment with the Company or an affiliate thereof, to exercise the option as to any part or all of the shares subject to this option at any time during the term hereof, including without limitation, a time prior to the date of earliest exercise ("vesting") stated in paragraph 1 hereof; provided, however, that:

                (i) any portion of this option to be exercised is not vested, this option must be exercised in full and may not be exercised in part;


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                (ii)  any shares so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Early Exercise Stock Purchase Agreement attached hereto;

                (iii) you shall enter into an Early Exercise Stock Purchase Agreement in the form attached hereto with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

                (iv) this option shall not be exercisable under this paragraph 3 to the extent such exercise would cause the aggregate fair market value of any shares subject to incentive stock options granted you by the Company or any affiliate (valued as of their grant date) which would become exercisable for the first time during any calendar year to exceed $100,000.

            (b) The election provided in this paragraph 3 to purchase shares upon the exercise of this option prior to the vesting dates shall cease upon termination of your employment with the Company or an affiliate thereof and may not be exercised after the date thereof.

         4. This option may not be exercised for any number of shares that would require the issuance of anything other than whole shares.

         5. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

         6. The term of this option commences on ___________, the date of grant and, unless sooner terminated as set forth below or in the Plan, terminates on ___________ (which date shall be no more than ten (10) years from date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: thirty (30) days after the termination of your employment with the Company or an affiliate of the Company (as defined in the Plan) unless one of the following circumstances exists:

            (a) Your termination of employment is due to your disability. This option will then terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of employment. You should be aware that if your disability is not considered a permanent and total disability within the meaning of Section 422(c)(6) of the Code, and you exercise this option more than three (3) months following the date of your termination of employment, your exercise will be treated for tax purposes as the exercise of a "nonstatutory stock option" instead of an "incentive stock option."

            (b) Your termination of employment is due to your death or you die within such thirty (30) day period. This option will then terminate on the earlier of the termination date set forth above or eighteen (18) months after your death.


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            (c) If during any part of such thirty (30) day period you may not exercise your option solely because of the condition set forth in paragraph 5 above, then your option will not terminate until the earlier of the termination date set forth above or until this option shall have been exercisable for an aggregate period of thirty (30) days after your termination of employment.

            (d) If your exercise of the option within thirty (30) days after termination of your employment with the Company or with an affiliate would result in liability under section 16(b) of the Securities Exchange Act of 1934, then your option will terminate on the earlier of (I) the termination date set forth above, (II) the tenth (10th) day after the last date upon which exercise would result in such liability or (III) six (6) months and ten (10) days after the termination of your employment with the Company or an affiliate.

         However, this option may be exercised following termination of employment only as to that number of shares as to which it was exercisable on the date of termination of employment under the provisions of paragraph 1 of this option.

         In order to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or an affiliate, except in the event of your death or permanent and total disability. The Company has provided for continued vesting or extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you provide services to the Company or an affiliate as a consultant or exercise your option more than three (3) months after the date your employment with the Company and all affiliates terminates.

         7. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 6(f) of the Plan.

            (b) By exercising this option you agree that:

                (i) the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option;
(2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

                (ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option; and

                (iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the


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Company during such period (not to exceed one hundred eighty (180) days)
following the effective date (the "Effective Date") of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. For purposes of this restriction you will be deemed to own securities which (i) are owned directly or indirectly by you, including securities held for your benefit by nominees, custodians, brokers or pledgees; (ii) may be acquired by you within sixty (60) days of the Effective Date; (iii) are owned directly or indirectly, by or for your brothers or sisters (whether by whole or half blood) spouse, ancestors and lineal descendants; or
(iv) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which you are a shareholder, partner or beneficiary, but only to the extent of your proportionate interest therein as a shareholder, partner or beneficiary thereof. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

         8. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option. The shares of Common Stock covered by this option are subject to a right of first refusal in favor of the Company and certain holders of the Company's Preferred Stock as provided in the bylaws of the Company, as amended from time to time.

         9. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.

         10. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.


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         11. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of paragraph 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.


                                 Very truly yours,

                                 ELOQUENT, INC.



                                 By
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                                    Duly authorized on behalf of the Board of
                                    Directors

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